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                                                                   Exhibit 10(c)

May 29, 2002


PERSONAL AND CONFIDENTIAL


Mr. Robert F. Burkhardt
4702 Oak Leaf Drive
Naples, Florida  34119-8574

Dear Mr. Bob:

This Letter Agreement, by and between Robert F. Burkhardt ("You" or "Your") and LESCO, Inc. ("Company"), sets forth the terms and conditions of the Company's continued employment by You in the position of Consultant.

1.    Term

      This Agreement is effective as of July 1, 2002 and will continue in effect for a period of one (1) year through June 30, 2003 and shall automatically renew for successive one (1) year terms, unless the Company signifies its intent not to renew, in writing, sixty (60) days prior to the end of the then current term. You shall have the right to voluntarily terminate this Agreement at any time.

2.    Employment

      (a) You shall be employed in the position of Consultant and shall have the responsibilities and duties related to the Company's business, which may be directed from time to time by the President and Chief Executive Officer or the Board of Directors. You shall use your best efforts to carry out your responsibilities faithfully and efficiently in a professional manner.

      (b) If you fail to perform any of the material terms or conditions of this Agreement or obligations to be performed by You (except if such failure is due to Your death or disability), or if You are terminated For Cause (hereinafter defined), the Company shall have the right to terminate this Agreement and shall have no obligation to pay You Compensation, as set forth in Paragraph 3, or benefits attributable to the period following the date of such termination.


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      For the purpose of this Agreement, a termination "For Cause" shall mean:
      (i) conviction of, or plea of guilty or no contest to, a felony, (ii) conduct that constitutes fraud, willful gross neglect or willful gross misconduct; or (iii) engaging in any business which is competitive with that of the Company or any of its Subsidiaries (excluding any involvement by You in developing or managing golf courses or ranges or related enterprises).

3.    Compensation

      Your compensation shall be at the rate of Sixty Thousand Dollars and 00/100 ($60,000.00) per year payable in twenty-six (26) bi-weekly installments of Two Thousand Three Hundred Seven Dollars and 70/100 ($2,307.70) each ("Compensation").

4.    Benefits

      During the term of this Agreement, You shall be entitled to participate in all of the employee benefit plans, programs, agreements and arrangements provided to employees generally and to senior executives of the Company, as such are in effect from time to time, consistent with the terms and conditions thereof and on a basis no less favorable than that provided to such senior executives.


5. In the Event of Change in Control or Substantial Change to Duties or Responsibilities

      In the event a Change of Control (hereinafter defined) occurs during the term of this Agreement, or there is a substantial change in Your duties or responsibilities during the term of this Agreement, You shall have the right, upon thirty (30) days prior written notice, to terminate this Agreement in which event You shall receive, through the end of the then current term:

      (a) Compensation at the rate of One Hundred percent (100%) of Your then current Compensation paid in equal bi-weekly installments and offset by such other earnings as You obtain by other employment.

      (b) Coverage under the Company's health care plan or plans offset by any coverage under the plan or plans of Your employer; and

      (c) Acceleration of Your stock options in accordance with the change of control provisions thereof.

      For the purpose of this Agreement, a "Change in Control" of the Company shall mean:


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      A sale or exchange of more than half of the business assets of the Company or a sale or exchange of more than half of the capital stock of the Company by merger, consolidation or otherwise; provided, however, that any such sale or exchange between the Company and any other corporation which would be considered a member of a controlled group of companies (within the meaning of Section 1563 of the Internal Revenue Code) in which the Company is also a member shall not be considered a Change in Control for the purposes of this Agreement.

6.    Indemnification

      You shall continue to be covered by officers and directors liability insurance to the same extent provided to other directors of the Company so long as You are a director.

7.    Continuing Obligations

      This Agreement may not, directly or indirectly, be assigned or transferred or otherwise encumbered by You nor may the performance of Your responsibilities under this Agreement be subcontracted or otherwise delegated to any other person or firm without prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of any successor of the Company. In the event a Change of Control occurs by reason of the sale or exchange of the Company's assets, it will be a condition to closing that the obligations of the Company hereunder will be assumed by the Buyer.

8.    Entire Agreement, Modification

      This Agreement shall constitute the entire understanding between the parties as to the subject matter hereof and supersede all other prior and contemporaneous understandings, oral or written, of the parties in connection herewith. This Agreement may not be modified or amended except by an agreement in writing executed by both parties hereto, which states that the same is an amendment to this Agreement.

9.    Arbitration

      The parties agree to negotiate in good faith to resolve any dispute relating to this Agreement. In the event the parties fail to resolve a dispute by good faith negotiations, such dispute will be settled pursuant to binding arbitration, in accordance with American Arbitration Association's rules and procedures, in Cleveland, Ohio. The Company shall pay the full cost of such arbitration, including attorney's fees, unless it prevails in such dispute.


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10.   Controlling Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, regardless of applicable principles of conflict of laws.

If this letter accurately reflects our agreement, please so indicate by signing and dating the original of this letter and returning it to me.


                                        LESCO, Inc.



                                        By: /s/ Michael P. DiMino
                                           -------------------------------------
                                           Michael P. DiMino
                                           President and Chief Executive Officer


AGREED AND ACCEPTED BY:

/s/ Robert F. Burkhardt
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   Robert F. Burkhardt

      6-20-2002
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    Date